EXHIBIT 99.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

Rockwell Automation, Inc.

Milwaukee, Wisconsin

We have audited the accompanying balance sheets of Power Systems Group of Rockwell Automation, Inc. (the “Company”) as of September 30, 2006 and 2005, and the related statements of operations, cash flows and changes in Rockwell Automation’s invested equity and comprehensive income for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared to present the balance sheet and related results of operations and cash flows of the Company, as described in Note 1 to the financial statements and may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if the Company had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from corporate office items applicable to Rockwell Automation, Inc. as a whole.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Power Systems Group of Rockwell Automation, Inc. as of September 30, 2006 and 2005, and the results of its operations and its cash flows for the each of the three years in the period ended September 30, 2006 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the financial statements, on October 1, 2005, the Company adopted Statement of Financial Accounting Standard No. 123R, Share-Based Payment. As described in Note 16 to the financial statements, on September 30, 2006, the Company adopted FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations.

\s\ Deloitte & Touche LLP

November 14, 2006

POWER SYSTEMS GROUP OF ROCKWELL AUTOMATION, INC.

BALANCE SHEET

(in thousands)

	September 30,
	2006	2005
Assets
Current Assets
Cash and cash equivalents	$6,559	$3,760
Receivables	136,309	131,270
Inventories	188,051	164,436
Deferred income taxes	17,278	19,192
Vermont Reserve affiliate receivable (Note 3)	—	4,611
Other current assets	5,338	4,674

Total current assets	353,535	327,943

Property, net	203,150	238,333
Goodwill	147,208	147,161
Other intangible assets, net	179,538	182,126
Prepaid pension	110,596	37,581
Other assets	26,980	28,501

Total	$1,021,007	$961,645

Liabilities and Rockwell Automation’s Invested Equity
Current Liabilities
Short-term debt	$760	$1,112
Accounts payable	75,546	64,223
Compensation and benefits	20,589	17,420
Other current liabilities	32,024	27,260

Total current liabilities	128,919	110,015

Retirement benefits	85,611	208,321
Deferred income taxes	93,449	60,892
Other liabilities	68,987	42,053
Commitments and contingent liabilities (Note 16)
Rockwell Automation’s Invested Equity
Rockwell Automation’s net investment	635,020	612,319
Accumulated other comprehensive income (loss)	9,021	(71,955)

Total Rockwell Automation’s Invested Equity	644,041	540,364

Total	$1,021,007	$961,645

See Notes to Financial Statements

POWER SYSTEMS GROUP OF ROCKWELL AUTOMATION, INC.

STATEMENT OF OPERATIONS

(in thousands)

	Year Ended September 30,
	2006	2005	2004
Sales	$1,031,892	$901,055	$769,747
Cost of sales	(738,195)	(672,514)	(595,440)

Gross profit	293,697	228,541	174,307

Selling, general and administrative expenses	(147,363)	(133,207)	(129,252)
Other expense (Note 11)	(211)	(1,086)	(6,939)
Interest expense	(1,800)	(17)	(56)

Income before income taxes and cumulative effect of accounting change	144,323	94,231	38,060
Income tax provision (Note 12)	(53,099)	(32,353)	(14,356)

Income before cumulative effect of accounting change	91,224	61,878	23,704
Cumulative effect of accounting change, net of tax (Note 16)	(1,122)	—	—

Net Income	$90,102	$61,878	$23,704

See Notes to Financial Statements

POWER SYSTEMS GROUP OF ROCKWELL AUTOMATION, INC.

STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended September 30,
	2006	2005	2004
Operating Activities:
Net income	$90,102	$61,878	$23,704
Adjustments to arrive at cash provided by operating activities:
Depreciation	33,116	36,884	44,441
Amortization of intangible assets	2,693	1,984	2,203
Share-based compensation expense	3,936	—	—
Provision for losses on receivables	2,264	1,624	1,620
Deferred income tax (benefit) expense	(16,212)	20,592	3,054
(Earnings) loss on equity method investments	(1,433)	(17)	312
Net loss on dispositions of property	2,071	950	845
Special charges	—	4,974	4,893
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(6,333)	(19,383)	(19,319)
Inventories	(22,828)	(899)	(6,469)
Vermont Reserve affiliate receivable	(168)	93	322
Accounts payable	11,158	(1,790)	22,173
Compensation and benefits	3,154	29	(201)
Prepaid pension	(73,015)	(18,967)	(14,346)
Other assets and liabilities	8,656	(2,624)	5,664

Cash Provided by Operating Activities	37,161	85,328	68,896

Investing Activities:
Capital expenditures	(27,830)	(22,558)	(27,188)
Acquisition of business, net of cash acquired	—	(5,375)	—
Proceeds from the disposition of property	57,933	187	1,839
Other investing activities	875	—	—

Cash Provided by (Used for) Investing Activities	30,978	(27,746)	(25,349)

Financing Activities:
Net (repayment) issuance of short term debt	(374)	1,112	—
Repayments of debt	—	—	(8,445)
Net transfers to Rockwell Automation	(66,558)	(62,751)	(35,314)

Cash Used for Financing Activities	(66,932)	(61,639)	(43,759)

Effect of exchange rate changes on cash	1,592	4,947	197

Increase (decrease) in Cash and cash equivalents	2,799	890	(15)
Cash and cash equivalents at Beginning of Year	3,760	2,870	2,885

Cash and cash equivalents at End of Year	$6,559	$3,760	$2,870

See Notes to Financial Statements

POWER SYSTEMS GROUP OF ROCKWELL AUTOMATION, INC.

STATEMENT OF CHANGES IN ROCKWELL AUTOMATION’S

INVESTED EQUITY AND COMPREHENSIVE INCOME

(in thousands)

	Year Ended September 30,
	2006	2005	2004
Rockwell Automation’s Net Investment
Beginning balance	$612,319	$613,192	$624,802
Net income	90,102	61,878	23,704
Share-based compensation expense	3,936	—	—
Net transfers to Rockwell Automation	(71,337)	(62,751)	(35,314)

Ending balance	635,020	612,319	613,192

Accumulated Other Comprehensive Income (Loss)
Beginning balance	(71,955)	(36,511)	(43,143)
Other comprehensive income (loss)	80,976	(35,444)	6,632

Ending balance	9,021	(71,955)	(36,511)

Total Rockwell Automation’s Invested Equity	$644,041	$540,364	$576,681

Comprehensive Income
Net income	$90,102	$61,878	$23,704
Other comprehensive income (loss):
Minimum pension liability adjustments (net of tax expense (benefit) of $50,667, $(27,307) and $3,089)	78,227	(42,431)	4,883
Currency translation gain	2,749	6,987	1,749

Other comprehensive income (loss)	80,976	(35,444)	6,632

Comprehensive income	$171,078	$26,434	$30,336

See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

1. Basis of Presentation and Accounting Policies

Basis of Presentation

In 1995, Rockwell Automation, Inc. (Rockwell Automation) acquired Reliance Electric Company (Reliance Electric). Reliance Electric primarily consists of the Reliance Electric™ industrial electric motors business (Electrical) and the Dodge® mechanical power transmission products business (Mechanical) included within Rockwell Automation’s Power Systems segment. The accompanying financial statements were prepared to present the financial position, results of operations and cash flows of Rockwell Automation’s Power Systems segment (the Company or Power Systems).

The Company is organized based upon products and services and has two operating segments consisting of Electrical and Mechanical. The Electrical segment’s products include industrial and engineered motors and standard AC and DC drives. In addition, the Electrical segment provides product repair, maintenance solutions, plant maintenance, training and consulting services to original equipment manufacturers (OEMs), end users and distributors. The Mechanical segment’s products include mounted bearings, gear reducers, standard mechanical drives, conveyor pulleys, couplings, bushings, clutches, motor brakes and repair services.

All significant intercompany accounts and transactions among the entities included in the financial statements have been eliminated. In the ordinary course of business, the Company purchases various products from and sells various products to other businesses of Rockwell Automation. Amounts related to intercompany purchases and sales are generally settled every 60 days. The period end balances for sales and purchases between the Company and Rockwell Automation are accounted for within Rockwell Automation’s Invested Equity balance in the accompanying Balance Sheet.

Investments in affiliates over which the Company has the ability to exert significant influence, but does not control and is not the primary beneficiary of, are accounted for using the equity method of accounting. Accordingly, the Company’s proportional share of the respective affiliate’s earnings or losses is included in other (expense) income in the Statement of Operations. These affiliated companies are not material individually or in the aggregate to the Company’s financial position, results of operations or cash flows.

All amounts within the accompanying footnotes are in thousands.

Funding

The Company’s domestic and certain international operations participate in Rockwell Automation’s centralized cash management system. Accordingly, the financial statements exclude cash, debt and interest income and expense for locations participating in the centralized cash management system. However, cash, debt and interest income and expense for certain international locations not participating in the centralized cash management system and debt and interest expense of Reliance Electric have been included within the accompanying financial statements.

Accounts payable includes $3,133 at September 30, 2006 and $1,243 at September 30, 2005 related to checks drawn on bank accounts used exclusively by the Company and centralized disbursement payroll accounts that remained outstanding at the respective dates.

Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Estimates are used in accounting for, among other items, customer returns, rebates and incentives; allowance for doubtful accounts; excess and obsolete inventory; impairment of long-lived assets; product warranty obligations; retirement benefits; litigation, claims and contingencies, including environmental matters; conditional asset retirement obligations; and income taxes. Changes to estimates and assumptions are accounted for prospectively when warranted by factually based experience.

Revenue Recognition

The Company recognizes sales of products and services when all of the following have occurred: an agreement of sale exists; pricing is fixed or determinable; collection is reasonably assured; and product has been delivered and acceptance has occurred, as may be required according to contract terms, or services have been rendered.

Contracts and customer purchase orders are utilized to determine the existence of an agreement of sale. The Company uses shipping documents and customer acceptance, when applicable, to verify delivery. The assessment of whether the fee is fixed or determinable is based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment. Collectibility is assessed based on the creditworthiness of the customer as determined by credit evaluations and analysis, as well as the customer’s payment history.

Shipping and handling costs billed to customers are included in sales and the related costs are included in cost of sales in the Statement of Operations.

Returns, Rebates and Incentives

The Company’s primary incentive program provides distributors with account credits based on meeting specified program criteria. Other various incentive programs are also offered that provide distributors and direct sale customers with account credits or additional products and services. Certain distributors are offered a right to return product, subject to contractual limitations. Reserves for customer returns are based primarily on historical experience.

Accruals for customer rebates and incentives are recorded at the time orders are received and customer return accruals are recorded at time of sale. Returns, rebates and incentives are recognized as a reduction of sales if distributed in customer account credits at time of revenue recognition. Rebates and incentives are recognized in cost of sales for additional products and services to be provided. Amounts are expensed at the time of recognition of a sale to a distributor or direct sale customer. Accruals are reported as a current liability or, where a right of set-off exists, as a reduction of receivables.

Cash and cash equivalents

Cash and cash equivalents include time deposits and certificates of deposits with original maturities of three months or less.

Receivables

Allowances for doubtful accounts are recorded based on customer-specific analysis and general matters such as current assessments of past due balances and economic conditions. Receivables are stated net of allowances for doubtful accounts of $4,318 at September 30, 2006 and $3,518 at September 30, 2005.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method. Market is determined on the basis of estimated realizable values.

Property

Property is stated at cost, net of accumulated depreciation. Depreciation of property is provided using the straightline method over 15 to 40 years for buildings and improvements, 3 to 14 years for machinery and equipment and 3 to 10 years for computer hardware and software. Maintenance and repairs are charged to expense.

Intangible Assets

Goodwill and other intangible assets generally result from business acquisitions. Business acquisitions are accounted for by allocating the purchase price to tangible and intangible assets acquired and liabilities assumed at their fair values, and the excess of the purchase price over the allocated amount is recorded as goodwill.

Statement of Financial Accounting Standard (SFAS) No. 142, Goodwill and Other Intangible Assets, requires goodwill and other intangible assets with indefinite useful lives to be reviewed for impairment annually or more frequently if events or circumstances indicate an impairment may be present, rather than amortized as previous standards required. Any excess in carrying value over the estimated fair value is charged to results of operations.

The Company amortizes intangible assets with finite useful lives on a straight-line basis over their estimated useful lives, generally ranging from 3 to 40 years for distributor networks, and 10 to 14 years for patents.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the recorded amount of long-lived assets whenever events or changes in circumstances indicate that the recorded amount of an asset may not be fully recoverable. An impairment is assessed when the undiscounted expected future cash flows derived from an asset are less than its carrying amount. If it is determined that an asset is impaired, the impairment to be recognized is measured as the amount by which the recorded amount of the asset exceeds its fair value. Assets to be disposed are reported at the lower of the recorded amount or fair value less cost to sell. Management determines fair value using a discounted future cash flow analysis.

Derivative Financial Instruments

Rockwell Automation enters into foreign currency forward exchange contracts on behalf of the Company to manage foreign currency risks. Foreign currency forward exchange contracts are utilized to fix the rate of currency on recorded accounts payable or accounts receivable denominated in a foreign currency. It is Rockwell Automation’s policy to execute such instruments with creditworthy banks and not to enter into foreign currency forward exchange contracts for speculative purposes. The fair value of the foreign currency forward exchange contracts, entered into by Rockwell Automation on behalf of the Company, are recorded within Other current assets in the accompanying Balance Sheet and were $67 at September 30, 2006 and $441 at September 30, 2005. All foreign currency-forward exchange contracts are denominated in currencies of major industrial countries.

Foreign Currency Translation

Assets and liabilities of entities operating outside of the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period. Sales, costs and expenses are translated at average exchange rates effective during the respective period. Foreign currency translation adjustments are included as a component of other comprehensive income. Accumulated currency translation gains were $11,025 at September 30, 2006 and $8,276 at September 30, 2005. Currency transaction gains and losses are included in the results of operations in the period incurred.

Research and Development Expenses

Research and development (R&D) costs are expensed as incurred; these costs were $11,907 in 2006, $10,438 in 2005 and $9,868 in 2004. These amounts include research and development performed for the Company by Rockwell Scientific Company LLC, a related party entity, of approximately $112 in 2006, $236 in 2005 and $300 in 2004. In September 2006, Rockwell Automation sold its 50 percent ownership interest in Rockwell Scientific Company LLC. R&D expenses are included in cost of sales in the Statement of Operations.

Income Taxes

The Company records a liability for income tax exposures when they are probable and the amount can be reasonably estimated. Tax benefits related to claims are also recognized when they become probable and reasonably estimable. When determining the probability and the estimability of the liability or tax benefit, the Company considers the relevant tax law as applied to it by the particular country, state, or other taxing authority.

Share-Based Compensation

Effective October 1, 2005, the Company adopted SFAS 123(R), Share-Based Payment (SFAS 123(R)), using the modified prospective application transition method. The Company recognizes share-based compensation expense on grants of share-based compensation awards on a straight-line basis over the service period of each award recipient. See Note 2 for additional information.

Product and Workers Compensation Liabilities

Accruals for product and workers’ compensation claims are recorded in the period in which they are probable and reasonably estimable. The Company is included within Rockwell Automation’s principal self-insurance programs, including product liability and workers’ compensation, where Rockwell Automation is self-insured up to a specified dollar amount. Claims exceeding this amount up to specified limits are covered by policies purchased by Rockwell Automation from commercial insurers.

Environmental Matters

The Company records accruals for environmental matters in the period in which its responsibility is probable and the cost can be reasonably estimated. Revisions to the accruals are made in the periods in which the estimated costs of remediation change. At environmental sites for which more than one potentially responsible party has been identified, a liability is recorded for the Company’s estimated allocable share of costs related to the Company’s involvement with the site as well as an estimated allocable share of costs related to the involvement of insolvent or unidentified parties. At environmental sites for which the Company is the only responsible party, a liability is recorded for the total estimated costs of remediation. Future expenditures for environmental remediation obligations are not discounted to their present value. If recovery from insurers or other third parties is probable, the Company records a receivable for the estimated recovery.

Conditional Asset Retirement Obligations

Conditional asset retirement obligations are accounted for under Financial Accounting Standards Board (FASB) Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47).

The Company accrues for costs related to legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, development or the normal operation of the long-lived asset. The obligation to perform the asset retirement activity is not conditional even though the timing or method may be conditional. See Note 16 for additional information related to these obligations.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132R (SFAS 158). SFAS 158 requires companies to recognize the funded status of pension and other postretirement benefit plans on sponsoring employers’ balance sheets and to recognize changes in the funded status in the year the changes occur. It also requires the measurement date of plan assets and obligations to occur at the end of the employers’ fiscal year. SFAS 158 is effective for the Company at the end of fiscal 2007, except for the change in measurement date, which is effective for the Company in fiscal 2008. The effect on the Company’s financial statements is dependent upon the discount rate at its fiscal 2007 measurement date (June 30, 2007) and actual returns on its pension plan assets during the year. The Company expects the statement to result in a reduction of Rockwell Automation’s Invested Equity balance.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It also establishes a fair value hierarchy that prioritizes information used in developing assumptions when pricing an asset or liability. SFAS 157 will be effective for the Company beginning in fiscal 2008. The Company is evaluating the statement to determine the effect on its financial statements and related disclosures.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108 (SAB 108), Financial Statements — Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 requires companies to quantify the impact of all correcting misstatements, including both the carryover and reversing effects of prior year misstatements, on the current year financial statements. This pronouncement is effective for the Company in fiscal 2007. The Company does not believe SAB 108 will have a material effect on its financial statements and related disclosures.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective for Power Systems beginning in fiscal 2008. The Company is evaluating the interpretation to determine the effect on its financial statements and related disclosures.

2. Share-Based Compensation

Effective October 1, 2005, the Company adopted SFAS 123(R), Share-Based Payment (SFAS 123(R)), using the modified prospective application transition method. Before the Company adopted SFAS 123(R), it accounted for share-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

During 2006, the Company recognized $3,936 in share-based compensation expense. The total income tax benefit recognized during 2006 was $1,555. The Company recognizes compensation expense on grants of share-based compensation awards on a straight-line basis over the service period of each award recipient. As of September 30, 2006, total unrecognized compensation cost related to share-based compensation awards was $3,431 net of estimated forfeitures, which the Company expects to recognize over a weighted average period of approximately 1.2 years. Rockwell Automation uses its treasury stock to deliver shares of its common stock under its share-based compensation plans.

Stock Options

Certain employees of the Company have been granted options to purchase Rockwell Automation common stock under Rockwell Automation’s stock-based compensation plans. Stock options granted under Rockwell Automation’s stock-based compensation plans are granted at exercise prices equal to the fair market value of the stock on the grant dates. The exercise price for some options granted under the plans may be paid in cash, shares of common stock or a combination of cash and shares. Stock options expire ten years after the grant date and vest ratably over three years.

The per share weighted average fair value of stock options granted during the years ended September 30, 2006, 2005, and 2004 was $17.47, $12.61 and $7.17, respectively. The Company estimated the fair value of each stock option on the date of grant using the Black-Scholes pricing model and the following assumptions:

	2006	2005	2004
Average risk-free interest rate	4.33%	3.59%	3.17%
Expected dividend yield	1.56%	1.50%	2.34%
Expected volatility	0.32	0.31	0.31
Expected term (years)	5.3	5.0	5.0

The average risk-free interest rate is based on the five-year U.S. treasury security rate in effect as of the grant date. The expected dividend yield is based on the expected annual dividend as a percentage of the market value of Rockwell Automation common stock as of the grant date. The Company determined expected volatility using a weighted average of daily historical volatility (90 percent) of Rockwell Automation’s stock price over the past four years (the period since Rockwell Automation’s spin off of Rockwell Collins, Inc.) and implied volatility (10 percent) based upon exchange traded options for Rockwell Automation common stock. The Company determined that a blend of historical volatility and implied volatility better reflects future market conditions and better indicates expected volatility than purely historical volatility. The Company determined the expected term of the stock options using historical data adjusted for the estimated exercise dates of unexercised options.

A summary of stock option activity for the years ended September 30, 2006, 2005 and 2004 are:

	Shares (in thousands)	Wtd. Avg. Exercise Price	Aggregate Remaining Contractual Term (years)	Intrinsic Value (in thousands)
Number of shares under option:
Outstanding at September 30, 2003	1,518	$14.19
Granted	417	28.16
Exercised	(483)	14.81
Forfeited	(23)	22.64

Outstanding at September 30, 2004	1,429	18.81	7.3	$28,199

Exercisable at September 30, 2004	654	15.14	5.9	15,693

Outstanding at September 30, 2004	1,429	$18.81
Granted	343	43.94
Exercised	(352)	17.87
Forfeited	(17)	32.81

Outstanding at September 30, 2005	1,403	25.25	7.1	$38,120

Exercisable at September 30, 2005	635	16.07	5.8	24,304

Outstanding at September 30, 2005	1,403	$25.25
Granted	243	56.36
Exercised	(567)	18.30
Forfeited	(35)	40.54

Outstanding at September 30, 2006	1,044	35.50	7.3	$23,587

Exercisable at September 30, 2006	462	23.03	6.0	16,217

The table below presents stock option activity for years ended September 30, 2006, 2005, and 2004 (in thousands):

	2006	2005	2004
Total intrinsic value of stock options exercised	$26,039	$10,987	$8,551
Total fair value of stock options vested	2,674	1,632	1,405

Performance Share Awards

Certain key employees are also eligible to receive shares of Rockwell Automation common stock in payment of performance share awards granted to them. During 2006, 15 performance share awards were granted (for which up to 30 shares of Rockwell Automation common stock could be delivered in payment). Grantees of performance shares will be eligible to receive shares of Rockwell Automation common stock depending upon Rockwell Automation’s total shareowner return, assuming reinvestment of all dividends, relative to the performance of the S&P 500 over a three-year period. No performance share awards were outstanding as of September 30, 2005.

The per share fair value of performance shares granted during the year ended September 30, 2006 was $63.24 which the Company determined using a Monte Carlo simulation and the following assumptions:

Average risk-free interest rate	4.41%
Expected dividend yield	1.56%
Expected volatility (Rockwell Automation)	0.32
Expected volatility (average S&P 500 firm)	0.36

The average risk-free interest rate is based on the three-year U.S. treasury security rate in effect as of the grant date. The expected dividend yield is based on the expected annual dividend as a percentage of the market value of Rockwell Automation common stock as of the grant date. The Company determined expected volatility using a weighted average of daily historical volatility (90 percent) of Rockwell Automation’s stock price over the past four years (the period since Rockwell Automation’s spin off of Rockwell Collins, Inc.) and implied volatility (10 percent) based upon exchange traded options for Rockwell Automation common stock. The Company determined that a blend of historical volatility and implied volatility better reflects future market conditions and better indicates expected volatility than purely historical volatility. The Company determined the average S&P 500 expected volatility using daily historical volatility for the period from January 2002 through December 2004.

Restricted Stock

Rockwell Automation also grants restricted stock awards to certain employees. Restrictions lapse over periods ranging from three to five years. No restricted stock awards were outstanding as of, or prior to, September 30, 2005. During 2006, approximately 7 restricted stock awards were granted to employees of the Company. The per share fair value of restricted stock awards granted during the year ended September 30, 2006 was $56.36. The Company values restricted stock awards at the closing market value of Rockwell Automation common stock on the date of grant.

Prior Year Pro Forma Expense

The following table illustrates the effect on net income as if the fair value-based method provided by SFAS No. 123, Accounting for Stock-Based Compensation, had been applied for all outstanding and unvested awards for periods before the Company adopted SFAS 123(R) (in thousands):

	2005	2004
Net income, as reported	$61,878	$23,704
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	2,801	1,646

Pro forma net income	$59,077	$22,058

Pro forma net income for 2005 includes $1,197 after tax of compensation expense for retirement eligible stock option participants. Compensation expense for these participants was previously reported over the vesting period. Stock options granted to retirement eligible plan participants who retire under Rockwell Automation’s retirement plans on or after the first anniversary of the grant date continue to vest post-retirement in accordance with plan provisions and agreements related thereto. If the plan participant retires less than twelve months from the grant date, the options under that grant are forfeited. Stock compensation expense on grants to plan participants who are retirement eligible on the grant date or who will be retirement eligible in less than twelve months from the grant date is reported in pro forma net income over the twelve month period from the grant date. Stock compensation expense on grants to plan participants who become retirement eligible between twelve and thirty-six months after the grant date are reported in pro forma net income over the period from grant date to the retirement eligibility date.

Pro forma net income for 2004 includes $524 after tax of compensation expense related to performance-vesting options that vested in the first quarter of 2004 as a result of the market price of Rockwell Automation common stock reaching a specified level for a pre-determined period of time.

3. Related Party Transactions

Services provided by the Company to Rockwell Automation and services provided by Rockwell Automation to the Company are accounted for within Rockwell Automation’s Invested Equity balance in the accompanying Balance Sheet.

Services Provided by the Company to Rockwell Automation

The Company provides services to Rockwell Automation, including marketing, sales and engineering support. Costs for these services are billed by the Company based on an estimated usage and are included as a reduction to Selling, general and administrative expenses of approximately $2,463 for 2006, $2,564 for 2005 and $2,683 for 2004 in the accompanying Statement of Operations. Costs relating to engineering support approximating $67 for 2006 were recorded as a reduction of Cost of sales in the accompanying Statement of Operations.

Services Provided by Rockwell Automation to the Company

Rockwell Automation provides various services to the Company that are billed based on estimated usage and are included in the accompanying Statement of Operations. Such services primarily consist of engineering and sales support as well as facilities services for employees of the Company located in facilities owned or leased by Rockwell Automation. The costs billed to the Company for engineering and sales support totaled approximately $4,233 for 2006, $3,287 for 2005 and $3,341 for 2004. The facilities and other costs billed totaled approximately $1,378 for 2006, $1,407 for 2005 and $1,782 for 2004. These costs are included within Cost of sales in the amount of $2,951 for 2006, $2,005 for 2005 and $1,901 for 2004 and within Selling, general and administrative expenses in the amount of $2,660 in 2006, $2,689 in 2005, and $3,222 in 2004 in the accompanying Statement of Operations.

Rockwell Automation also provides management services to the Company, including corporate oversight, financial, legal, tax, corporate communications, treasury, internal audit and human resources. The costs of providing these services have been allocated based on Company sales in proportion to total Rockwell Automation sales. These costs totaled $11,600 in 2006, $10,000 in 2005 and $10,100 in 2004 and are included within Selling, general and administrative expenses in the accompanying Statement of Operations. These allocations are not necessarily indicative of the costs that would have been incurred on a standalone basis, and other methods of allocating such costs could provide substantially different results.

Vermont Reserve Affiliate Receivable

Vermont Reserve Insurance Company (Vermont Reserve), a non-operating subsidiary of Reliance Electric, had an affiliate receivable with Reliance Electric as it deposited funds with Reliance Electric under an agreement that permits Vermont Reserve to deposit an unlimited amount of funds or to borrow up to $25,000. These deposited funds were transferred to Rockwell Automation in accordance with the Company’s participation in Rockwell Automation’s centralized cash management system. All amounts on deposit are payable to Vermont Reserve on demand.

On August 31, 2006 Reliance Electric distributed its ownership interest in Vermont Reserve to Rockwell Automation at its book value. The distribution of the ownership interest of Vermont Reserve, in the amount of $4,779 is reported as a non-cash transfer within the accompanying Statement of Cash Flows. As of September 30, 2006, all balances related to Vermont Reserve are reported within Rockwell Automation’s Invested Equity balance in the accompanying Balance Sheet.

Purchases and Sales with Rockwell Automation

In the ordinary course of business, the Company purchases various products from and sells various products to other businesses of Rockwell Automation at cost plus a markup of 10 percent to 20 percent, which does not necessarily represent a market price. The following table summarizes these purchases and sales (in thousands):

	2006	2005	2004
Purchases from Rockwell Automation	$33,444	$30,852	$34,046
Sales to Rockwell Automation	23,577	19,658	17,455

CoLinx, LLC

During 2006, the Company sold a portion of its ownership interest in CoLinx, LLC (CoLinx), a company that provides logistics and e-commerce services. This sale resulted in a gain of $758, and reduced the Company’s ownership interest from 25 percent to 20 percent. This ownership interest is accounted for using the equity method. The Company’s investment in CoLinx of $488 at September 30, 2006 and $143 at September 30, 2005 is included in Other assets in the accompanying Balance Sheet. The Company paid CoLinx $21,599 in 2006, $18,190 in 2005 and $16,925 in 2004, primarily for logistics services based upon actual usage. CoLinx paid the Company approximately $3,802 in 2006, $2,805 in 2005 and $2,154 in 2004 for the use of the Company’s Crossville, Tennessee facility and other services. The net amounts billed to and from CoLinx are included in Cost of sales in the accompanying Statement of Operations. The amounts due to CoLinx at September 30, 2006 and September 30, 2005 were $248 and $412, respectively, and are reflected within Accounts payable on the accompanying Balance Sheet. The amounts due from CoLinx at September 30, 2006 and 2005 were not significant.

Endorsia.com International AB

The Company owns 20 percent of Endorsia.com International AB (Endorsia), a company that provides e-commerce services in Europe. This ownership interest is accounted for using the equity method. The Company’s investment in Endorsia of $1,529 at September 30, 2006 and $1,316 at September 30, 2005 is included in Other assets in the accompanying Balance Sheet. During the periods presented, the Company made payments to Endorsia for e-commerce services. The amounts paid to Endorsia were not significant.

4. Acquisition of Business

On September 1, 2005, the Company’s Electrical segment acquired the assets of Quality Rewind & Electric, Inc.’s motor repair and management business based in Ft. McMurray, Alberta, Canada. The purchase price approximated $5,375.

The results of operations of this business have been included in the accompanying Statement of Operations since the date of acquisition. Pro forma financial information and allocation of the purchase price is not presented as the effect of this acquisition was not material to the Company’s results of operations or financial position.

5. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended September 30, 2005 and 2006 are (in thousands):

Balance as of September 30, 2004	$145,068
Acquisition of business and translation	2,093

Balance as of September 30, 2005	147,161

Translation	47

Balance as of September 30, 2006	$147,208

Goodwill of $145,068 pertains to the Company’s Mechanical segment and $2,140 relates to the Electrical segment. The Company performs its annual evaluation of goodwill and indefinite life intangible assets for impairment during the second quarter of each year and, based on its review in the second quarter of 2006, concluded that there was no impairment.

Other intangible assets consist of (in thousands):

	September 30, 2006
	Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets:
Distributor networks	$42,446	$12,629	$29,817
Patents and other intangible assets	16,209	13,955	2,254

Total amortized intangible assets	58,655	26,584	32,071
Trademarks not subject to amortization	147,467	—	147,467

Total	$206,122	$26,584	$179,538

	September 30, 2005
	Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets:
Distributor networks	$42,280	$10,832	$31,448
Patents and other intangible assets	16,257	13,046	3,211

Total amortized intangible assets	58,537	23,878	34,659
Trademarks not subject to amortization	147,467	—	147,467

Total	$206,004	$23,878	$182,126

The Reliance and Dodge trademarks have been determined to have an indefinite life, and therefore are not subject to amortization.

Estimated amortization expense is $2,111 in 2007, $2,111 in 2008, $1,415 in 2009, $1,183 in 2010, and $1,183 in 2011.

6. Inventories

Inventories consist of (in thousands):

	September 30,
	2006	2005
Finished goods	$77,600	$67,693
Work in process	43,628	38,590
Raw materials, parts, and supplies	66,823	58,153

Inventories	$188,051	$164,436

Inventories are reported net of the allowance for excess and obsolete inventory of $10,029 at September 30, 2006 and $9,887 at September 30, 2005.

7. Property

Property consists of (in thousands):

	September 30,
	2006	2005
Land	$7,628	$11,427
Buildings and improvements	77,024	115,928
Machinery and equipment	474,923	470,013
Construction in progress	16,246	10,715

Total	575,821	608,083
Less accumulated depreciation	372,671	369,750

Property, net	$203,150	$238,333

The decrease in the Company’s Land and Buildings and improvements balances in 2006 is the result of a sale-leaseback transaction of 16 properties that occurred during the year. See Note 14 for additional information.

8. Other Current Liabilities

Other current liabilities consist of (in thousands):

	September 30,
	2006	2005
Advance payment from customers	$2,417	$1,801
Customer returns, rebates and incentives	10,609	8,477
Product warranty obligations (Note 9)	3,238	3,227
Taxes other than income taxes	5,394	5,955
Deferred sale-leaseback gain (Note 14)	1,018	—
Other	9,348	7,800

Other current liabilities	$32,024	$27,260

9. Product Warranty Obligations

The Company records a liability for product warranty obligations at the time of sale to a customer based upon historical warranty experience. Most of its products are covered under a warranty period that runs for twelve months from either the date of sale or from installation to an end-user or OEM customer. The Company records a liability for specific warranty matters when they become known and reasonably estimable. The Company’s product warranty obligations are included in Other current liabilities in the accompanying Balance Sheet.

Changes in the product warranty obligations are (in thousands):

	September 30,
	2006	2005
Balance at beginning of period	$3,227	$2,926
Warranties recorded at time of sale	4,897	4,544
Adjustments to pre-existing warranties	—	30
Payments	(4,886)	(4,273)

Balance at end of period	$3,238	$3,227

10. Retirement Benefits

Rockwell Automation sponsors funded and unfunded pension plans and other postretirement benefit plans for its employees. The pension plans cover most of the Company’s employees and provide for monthly pension payments to eligible employees after retirement. Pension benefits for salaried employees generally are based on years of credited service and average earnings. Pension benefits for hourly employees are primarily based on specified benefit amounts and years of service. Other postretirement benefits are primarily in the form of retirement medical plans that cover most of the Company’s United States employees and provide for the payment of certain medical costs of eligible employees and dependents after retirement. Retirement benefit costs and obligations, including pension and postretirement plans, related to all of the Company’s employees are included within the accompanying financial statements.

The components of net periodic benefit cost of the Company are (in thousands):

	Pension Benefits			Other Postretirement Benefits
	2006	2005	2004	2006	2005	2004
Service cost	$10,133	$9,770	$9,661	$2,894	$1,813	$1,818
Interest cost	19,012	18,850	16,967	8,314	8,135	7,227
Expected return on plan assets	(26,856)	(21,308)	(18,660)	—	—	—
Amortization:
Prior service cost	212	777	720	(2,546)	(2,548)	(2,533)
Net actuarial loss	9,506	2,528	2,219	8,037	4,807	4,211

Net periodic benefit cost	$12,007	$10,617	$10,907	$16,699	$12,207	$10,723

Benefit obligation, plan assets, funded status, and net liability information of the Company is summarized as follows (in thousands):

	Pension Benefits		Other Postretirement Benefits
	2006	2005	2006	2005
Benefit obligations at beginning of year	$368,908	$307,683	$171,682	$135,536
Service cost	10,133	9,770	2,894	1,813
Interest cost	19,012	18,850	8,314	8,135
Discount rate change	(62,737)	52,396	(17,009)	19,000
Actuarial losses	13,414	(3,270)	(34,005)	21,800
Plan amendments	971	(4,355)	(21,100)	—
Medicare subsidy effect	—	—	500	(2,200)
Plan participant contributions	—	—	4,700	3,200
Benefits paid	(14,686)	(12,991)	(15,830)	(15,422)
Currency translation and other	498	825	150	—

Benefit obligation at end of year	335,513	368,908	100,296	171,682

Plan assets at beginning of year	242,422	225,482	—	—
Actual return on plan assets	24,224	18,995	—	—
Company contributions	103,926	10,281	11,130	12,222
Plan participant contributions	—	—	4,700	3,200
Benefits paid	(14,686)	(12,991)	(15,830)	(15,422)
Currency translation and other	441	655	—	—

Plan assets at end of year	356,327	242,422	—	—

Funded status of plan	20,814	(126,486)	(100,296)	(171,682)
Contributions after measurement date	—	19,084	—	—
Unamortized amounts:
Prior service cost	710	(52)	(47,529)	(29,008)
Net actuarial losses	88,923	144,945	65,742	124,796

Net amount on balance sheet	$110,447	$37,491	$(82,083)	$(75,894)

Net amount on balance sheet consists of:
Prepaid pension	$110,596	$37,581	$—	$—
Total retirement benefit liability	(3,528)	(132,427)	(82,083)	(75,894)
Deferred tax asset	1,166	51,848	—	—
Intangible asset	209	258	—	—
Accumulated other comprehensive loss	2,004	80,231	—	—

Net amount on balance sheet	$110,447	$37,491	$(82,083)	$(75,894)

During 2006, the Company recorded a decrease to its minimum pension liability of $128,899 resulting primarily from the discount rate change and Rockwell Automation’s $450,000 contribution to its U.S. pension plan trust in October 2005 for which $84,107 was on behalf of the Company, resulting in an increase to Rockwell Automation’s Invested Equity. The decrease in the Company’s minimum pension liability and related deferred tax asset resulted in a net increase to Rockwell Automation’s Invested Equity (reported as a decrease in accumulated other comprehensive loss) of $78,227.

In 2005, the Company amended its U.S. pension plan, effective for 2006, to eliminate the early retirement subsidy for certain employees. The effect of the amendment is a reduction in the pension obligation of approximately $4,400 and a corresponding reduction in annual pension expense recognized over the average remaining service life of plan participants. In 2005, Rockwell Automation made voluntary contributions of $28,407 to the U.S. qualified pension plan trust in which the Company participates, including $18,691 contributed in the fourth quarter.

The Company uses an actuarial measurement date of June 30 to measure its benefit obligations and to calculate its net periodic benefit cost for pension and other postretirement benefits.

The accumulated benefit obligation for the Company’s pension plans is $323,891 as of the 2006 measurement date and $356,360 as of the 2005 measurement date.

Net Periodic Benefit Cost Assumptions

Significant assumptions used in determining net periodic benefit cost for the period ended September 30 are (in weighted averages):

	Pension Benefits September 30,			Other Postretirement Benefits September 30,
	2006	2005	2004	2006	2005	2004
U.S. Plans
Discount rate	5.25%	6.25%	6.00%	5.00%	6.25%	6.00%
Expected return on plan assets	8.50%	8.50%	8.50%	—	—	—
Compensation increase rate	4.06%	4.50%	4.50%	—	—	—
Non-U.S. Plans
Discount rate	5.40%	6.26%	6.26%	5.00%	6.25%	6.25%
Expected return on plan assets	7.40%	8.00%	8.00%	—	—	—
Compensation increase rate	3.11%	3.50%	3.51%	—	—	—

Net Benefit Obligation Assumptions

Significant assumptions used in determining the benefit obligations are (in weighted averages):

	Pension Benefits September 30,		Other Postretirement Benefits September 30,
	2006	2005	2006	2005
U.S. Plans
Discount rate	6.50%	5.25%	6.50%	5.00%
Compensation increase rate	4.19%	4.06%	—	—
Healthcare cost trend rate(1)	—	—	10.00%	11.00%

Non-U.S. Plans
Discount rate	5.64%	5.26%	5.50%	5.00%
Compensation increase rate	3.07%	3.01%	—	—
Healthcare cost trend rate(2)	—	—	8.00%	8.75%

(1)	The healthcare cost trend rate reflects the estimated increase in gross medical claims costs as required to be disclosed by SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits. As a result of the plan amendment adopted effective October 1, 2002, the Company’s effective per person retiree medical cost increase is zero percent beginning in 2005 for the majority of Rockwell Automation’s postretirement benefit plans. For the Company’s other plans, the management assumed gross healthcare cost trend rate will decrease to 5.5% in 2011.

(2)	Decreasing to 4.25% in 2011.

Effective October 1, 2002, Rockwell Automation amended its United States postretirement healthcare benefit program in order to mitigate the increasing cost of postretirement healthcare services. Effective

January 1, 2004, Rockwell Automation began contributing 50 percent of the amount in excess of the 2003 per capita amount. However, Rockwell Automation’s calendar 2004 contribution was limited to a 7.5 percent increase from the 2003 per capita amount. Effective January 1, 2005, Rockwell Automation limited its future per capita maximum contribution to its calendar 2004 per capita contribution.

As a result of the finalization of the rules for the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), net periodic postretirement benefit cost decreased by $1,300 in 2005.

In determining the expected long-term rate of return on assets assumption, Rockwell Automation equally considers the historical performance and the future expected performance for returns for each asset category, as well as the target asset allocation of the pension portfolios. Rockwell Automation management consulted with and considered the opinions of financial and other professionals in developing appropriate return assumptions. This resulted in the selection of the weighted average long-term rate of return on assets assumption. The Company’s weighted-average asset allocations at September 30, by asset category, are:

Asset Category	Allocation Range	Target Allocation	September 30,
			2006	2005
Equity Securities	50% – 80%	63%	64%	68%
Debt Securities	20% – 50%	37%	36%	32%
Other	0% – 20%	—	—	—

The investment objective for pension funds related to the Company’s defined benefit plans is to meet the plan’s benefit obligations, while maximizing the long-term growth of assets without undue risk. Rockwell Automation strives to achieve this objective by investing plan assets within target allocation ranges and diversification within asset categories. Target allocation ranges are guidelines that are adjusted periodically based on ongoing monitoring by plan fiduciaries. Investment risk is controlled by rebalancing to target allocations on a periodic basis and ongoing monitoring of investment manager performance relative to the investment guidelines established for each manager.

As of September 30, 2006 and 2005, the Company’s pension plans do not own Rockwell Automation common stock.

In certain non-U.S. countries in which the Company operates, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, the Company typically makes benefit payments directly from cash as they become due, rather than by creating a separate pension fund.

Estimated Future Payments

The following benefit payments, which include employees’ expected future service, as applicable, are expected to be paid (in thousands):

	Pension Benefits	Other Postretirement Benefits
2007	$15,486	$9,333
2008	16,593	9,239
2009	17,790	9,049
2010	19,045	8,857
2011	20,188	8,663
2012 – 2016	116,265	40,747

Other Postretirement Benefits

A one-percentage point change in assumed healthcare cost trend rates would have the following effect (in thousands):

	One-Percentage Point Increase		One-Percentage Point Decrease
	2006	2005	2006	2005
Increase (decrease) to total of service and interest cost components	$1,085	$790	$(935)	$(690)
Increase (decrease) to postretirement benefit obligation	3,354	13,100	(2,848)	(11,500)

Pension Benefits

Information regarding our pension plans with accumulated benefit obligations in excess of the fair value of plan assets (underfunded plans) as of the 2006 and 2005 measurement dates (June 30) are as follows (in thousands):

	2006	2005
Projected benefit obligation	$3,182	$368,908
Accumulated benefit obligation	3,011	356,360
Fair value of plan assets	1,899	242,422

Deferred Contribution Savings Plans

Rockwell Automation also sponsors certain defined contribution savings plans for eligible employees. The Company’s expense related to these plans was approximately $3,610 in 2006, $3,298 in 2005, and $3,705 in 2004.

11. Other (Expense) Income

The components of other (expense) income are (in thousands):

	2006	2005	2004
Net loss on disposition of property	$(2,071)	$(950)	$(845)
Interest income	23	34	9
Earnings (loss) on equity method investments	1,433	17	(312)
Environmental charges	(335)	(1,322)	(6,000)
Other	739	1,135	209

Other (expense) income	$(211)	$(1,086)	$(6,939)

12. Income Taxes

All of the Company’s U.S. operations are included in the U.S. consolidated or combined income tax returns of Rockwell Automation. The accompanying Balance Sheets do not include current or prior period income tax receivables or payables related to wholly-owned U.S. and international subsidiaries which file on a consolidated basis with Rockwell Automation as they are included as a component of Rockwell Automation’s Invested Equity. Therefore, the current or prior year period income tax receivables or payables in the accompanying Balance Sheets relate to the Company’s legal entities in China and Mexico which are not combined for income tax filing purposes with other subsidiaries of Rockwell Automation. The income tax provisions have been determined as if the Company was a separate taxpayer.

The components of the income tax provision (benefit) are as follows (in thousands):

	2006	2005	2004
Current:
United States	$57,566	$11,094	$10,518
Non-United States	4,059	195	(395)
State and local	6,984	472	1,179

Total current	68,609	11,761	11,302
Deferred:
United States	(10,995)	18,695	2,722
Non-United States	(1,473)	425	20
State and local	(3,042)	1,472	312

Total deferred	(15,510)	20,592	3,054

Other (expense) income	$53,099	$32,353	$14,356

Net current deferred income tax assets at September 30, 2006 and 2005 consist of the tax effects of temporary differences related to the following (in thousands):

	2006	2005
Retirement benefits	$526	$489
Compensation and benefits	385	4,341
Product warranty costs	1,163	1,229
Inventory	5,559	5,926
Allowance for doubtful accounts	1,801	1,575
Self-insurance reserves	1,218	884
Sales rebate reserve	2,808	2,222
Other - net	3,818	2,526

Current deferred income tax assets	$17,278	$19,192

Net long-term deferred income tax assets (liabilities) at September 30, 2006 and 2005 consist of the tax effects of temporary differences related to the following (in thousands):

	2006	2005
Retirement benefits	$(11,697)	$41,391
Property	(28,856)	(37,102)
Intangible assets	(64,098)	(70,718)
Net operating loss carryforwards	6,109	6,295
Self-insurance reserves	2,393	2,134
Other - net	8,809	3,403

Subtotal	(87,340)	(54,597)
Valuation allowance	(6,109)	(6,295)

Long-term deferred income tax liabilities	$(93,449)	$(60,892)

Total deferred tax assets were $34,589 at September 30, 2006 and $72,415 at September 30, 2005. Total deferred tax liabilities were $104,651 at September 30, 2006 and $107,820 at September 30, 2005.

The Company believes it is more likely than not it will realize current and long-term deferred tax assets through the reduction of future taxable income, other than as discussed below. Significant factors management considered in determining the probability of the realization of the deferred tax assets include: (a) the Company’s historical operating results (approximately $258,000 of United States income from operations before income taxes over the past three years), (b) expected future earnings, and (c) the extended period of time over which the retiree medical benefits will be paid.

The Company has a $6,109 valuation allowance at September 30, 2006 for non-United States net operating loss carryforwards for which utilization is uncertain. The carryforward period for the non-United States net operating loss carryforwards is indefinite.

The Company’s tax audit accruals of $2,811 at September 30, 2006 and $2,210 at September 30, 2005 are recorded within Other liabilities in the accompanying Balance Sheet.

The effective income tax rate differed from the United States statutory tax rate for the reasons set forth below:

	2006	2005	2004
Statutory tax rate	35.0%	35.0%	35.0%
State and local income taxes	3.8	3.7	3.9
State tax refund claims	—	(0.8)	—
State deferred tax revaluation	(1.0)	(0.8)	—
Non-United States taxes	(1.0)	(2.6)	0.2
Tax benefits on export sales	(0.3)	(0.6)	(2.5)
Other	0.3	0.4	1.1

Effective income tax rate	36.8%	34.3%	37.7%

The Company obtained a tax holiday for its legal entity in China in 2005 and 2004 and reduced income tax rates for 2006 through 2008.

The Company calculated the income tax provisions based upon the following components of income (loss) before income taxes (in thousands):

	2006	2005	2004
United States income	$132,883	$85,344	$39,398
Non-United States income (loss)	11,440	8,887	(1,338)

Total	$144,323	$94,231	$38,060

The Company has not provided U.S. deferred taxes on cumulative earnings of non-U.S. locations that have been reinvested indefinitely. These earnings relate to ongoing operations and at September 30, 2006, were approximately $51,932. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. or state income tax liabilities that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for non-U.S. affiliates when we plan to remit those earnings.

Income taxes paid by Rockwell Automation in 2006, 2005 and 2004 for the Company’s operations that are included in the consolidated or combined returns of Rockwell Automation are included as a component of Rockwell Automation’s Invested Equity.

13. Special Charges

In 2005, the Company recorded special charges of $4,974 for costs associated with the closing of a facility, the reduction of workforce, inventory write-offs and asset impairments. Total cash expenditures in connection with this action approximated $379 and primarily related to employee severance and separation costs. As of September 30, 2006 the reserve balance related to these charges approximates $14 and is recorded within Other current liabilities.

In 2004, the Company closed a European manufacturing facility and recorded special charges of $4,893. The special charges included write-downs of inventory balances, asset impairments and a reduction in workforce. Total cash expenditures in connection with this action approximated $2,806 and primarily related to employee severance, benefits and equipment relocation costs. Cash expenditures of $1,759 were paid in 2004 with the remaining $1,047 being spent in 2005.

The special charges are reflected in the Statement of Operations for the year ended September 30, 2005 in Cost of sales in the amount of $4,974 and for the year ended September 30, 2004 in Cost of sales in the amount of $3,911 and in Selling, general and administrative expenses in the amount of $982.

14. Lease Commitments

Rental expense was $9,404 in 2006; $5,970 in 2005; and $5,530 in 2004. Minimum future rental commitments under operating leases having noncancelable lease terms in excess of one year aggregated $70,857 as of September 30, 2006 and are payable as follows (in thousands):

2007	$8,633
2008	7,693
2009	6,677
2010	5,973
2011	5,944
Beyond 2011	35,937

Total	$70,857

In November 2005, the Company completed a sale-leaseback transaction of 16 properties, including the land, buildings and improvements affixed to the properties. The lease terms vary from five to fifteen years depending on the property and have been classified as operating leases. One of the sold properties resulted in a loss of $387 that was recognized in the Company’s first quarter of 2006, and the remaining properties resulted in a gain on sale of $16,260 that will be amortized as a reduction of rent expense over the term of the respective leases. The net book value of the sold assets has been removed from the Company’s balance sheet, except for three properties where the Company has retained a right to re-acquire a subdivided portion of adjacent vacant land. For these properties, the Company will remove the assets from its balance sheet upon re-conveyance of the vacant land or termination of its right. The net proceeds related to these three properties of $18,690 is reported in Other liabilities in the accompanying Balance Sheet as of September 30, 2006. Rental payments for the year ended September 30, 2006 related to properties that had not yet been removed from the Company’s balance sheet were $1,732 and are included within interest expense in the accompanying Statement of Operations.

At September 30, 2006, the amounts related to the gain on sale are recorded within Other current liabilities in the amount of $1,018 and Other liabilities in the amount of $9,780 in the accompanying Balance Sheet.

15. Debt

The Company’s legal entity in China borrows funds under a local short-term credit facility to fund working capital needs. The outstanding balances at September 30, 2006 and 2005 were $760 and $1,112, respectively. The Company repaid $8,445 of industrial development revenue bonds prior to maturity in 2004. Interest payments were $68 during 2006, $17 during 2005 and $188 during 2004. See Note 14 for further information on the Company’s interest expense associated with the 2006 sale-leaseback transaction.

16. Commitments and Contingent Liabilities

The Company from time to time has divested certain businesses. In connection with such divestitures, lawsuits, claims and proceedings may be instituted or asserted against the Company related to the period that it owned the business. Matters for which the Company’s responsibility is probable and the costs can be reasonably estimated are included within the accompanying financial statements.

Environmental Matters

Federal, state and local requirements relating to the discharge of substances into the environment, the disposal of hazardous wastes and other activities affecting the environment have and will continue to have an effect on the Company’s manufacturing operations. Thus far, compliance with environmental requirements and resolution of environmental claims have been accomplished without material effect on the Company’s liquidity and capital resources, competitive position or financial condition.

Reliance Electric has been designated as a potentially responsible party at four Superfund sites. The Company estimates the highest total reasonably possible costs it could incur for the Remediation of these Superfund sites at September 30, 2006 to be $200, of which $50 has been accrued.

The Company is indemnified by Exxon Mobil Corporation (Exxon) for substantially all costs associated with environmental matters of Federal Pacific Electric Company, a non-operating subsidiary of Reliance Electric. At September 30, 2006, the Company has recorded a liability of $22,380 within Other liabilities and a corresponding receivable from Exxon of $21,261 within Other assets on the accompanying Balance Sheet for these environmental matters. Management estimates the highest total reasonably possible costs for these matters to be approximately $27,000 based on claims made through September 30, 2006 for which Reliance Electric is substantially indemnified by Exxon. The indemnification agreement covers claims for which Reliance Electric gives, or gave, notice to Exxon before December 29, 2006.

The Company also faces certain environmental claims associated with other discontinued and former operations of Reliance Electric, including the ongoing remediation of a former Toledo-Scale manufacturing facility located in Orlando, Florida. There the Company is currently implementing a cleanup pursuant to a Consent Order with the Florida Department of Environmental Protection. Management estimates the highest total remaining reasonably possible costs for this matter to be approximately $9,800. The costs reflected within the accompanying Statement of Operations related to this environmental claim were $1,236 in 2005 and $6,170 in 2004. The liabilities related to this claim as of September 30, 2006 are included within Other current liabilities in the amount of $2,800 and Other liabilities in the amount of $3,671 on the accompanying Balance Sheet.

Based on its assessment, management believes that the Company’s expenditures for environmental capital investment and remediation necessary to comply with present regulations governing environmental protection and other expenditures for the resolution of environmental claims will not have a material adverse effect on the Company’s liquidity and capital resources, competitive position or financial condition. Management cannot assess the possible effect of compliance with future requirements or costs associated with sites that may be identified in the future requiring remediation.

Conditional Asset Retirement Obligations

Effective September 30, 2006, the Company adopted FIN 47, which clarifies the guidance included in SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). Under FIN 47, companies must accrue for costs related to a legal obligation associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, development or the normal operation of the long-lived asset. The obligation to perform the asset retirement activity is not conditional even though the timing or method may be conditional.

Identified conditional asset retirement obligations pertain to soil contamination beneath current and previously divested facilities. The Company estimated conditional asset retirement obligations using site-specific knowledge and historical industry expertise. The application of FIN 47 resulted in a charge, net of tax, of $1,122 included in the Statement of Operations for the year ended September 30, 2006 as the cumulative effect of a change in accounting principle. The liability for conditional asset retirement obligations recognized at September 30, 2006 as the result of the application of FIN 47 was $1,824 and is recorded in Other liabilities in the accompanying Balance Sheet.

Pro forma amounts, as if FIN 47 had been applied for all periods (dollars in thousands):

	2006	2005	2004
Net income, as reported	$90,102	$61,878	$23,704
Add: FIN 47 cumulative adjustment, net of tax	1,122	—	—
Less: FIN 47 accretion expense, net of tax	(61)	(57)	(54)

Pro forma net income	$91,163	$61,821	$23,650

Pro forma asset retirement obligation, end of period	$1,824	$1,726	$1,632

Foreign Corrupt Practices Act

As a result of an internal review, Rockwell Automation determined during the fourth quarter of 2006 that actions by a small number of employees at certain of the Company’s operations in one jurisdiction may have violated the U.S. Foreign Corrupt Practices Act (FCPA) or other applicable laws. The Company does business in this jurisdiction with government owned enterprises or government owned enterprises that are evolving to commercial businesses. These actions involved payments for non-business travel expenses and certain other business arrangements involving potentially improper payment mechanisms for legitimate business expenses. Special outside counsel has been engaged to investigate the actions and report to Rockwell Automation’s Audit Committee. Their review is ongoing.

Rockwell Automation voluntarily disclosed these actions to the U.S. Department of Justice (DOJ) and the SEC beginning in September 2006. Rockwell Automation and the Company are implementing thorough remedial measures, and are cooperating on these issues with the DOJ and SEC. Rockwell Automation has agreed to update the DOJ and SEC periodically regarding any further developments as the investigation continues. If violations of the FCPA occurred, Rockwell Automation and the Company may be subject to consequences that could include fines, penalties, other costs and business-related impacts.

Rockwell Automation and the Company could also face similar consequences from local authorities, Management is not in a position to reasonably estimate the potential consequences at this time.

Other Matters

Various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company relating to the conduct of its business, including those pertaining to product liability, workers compensation, intellectual property, employment and contract matters. The Company has been named in two product liability cases in which the damages claim exceeds $1,000. In both cases, management believes that the Company has strong and meritorious defenses and the Company is defending the cases vigorously. Although the outcome of litigation cannot be predicted with certainty and some lawsuits, claims or proceedings may be disposed of unfavorably to the Company, management believes the disposition of matters that are pending or asserted will not have a material adverse effect on its business or financial condition.

The Company is also indemnified by Exxon for substantially all costs associated with product liability claims of Federal Pacific Electric Company, to the extent that Reliance Electric gives, or gave, notice of such claims to Exxon before December 29, 2006.

The Company has been named as a defendant in lawsuits alleging personal injury as a result of exposure to asbestos that was used in certain components of its products many years ago. Currently there are thousands of claimants in lawsuits that name the Company as a defendant, together with hundreds of other companies. The great bulk of the complaints, however, do not identify any of its products or specify which of these claimants, if any, were exposed to asbestos attributable to its products; and past experience has shown that the vast majority of the claimants will never identify any of the Company’s products. For those claimants who do show that they worked with the Company’s products, management nevertheless believes the Company has meritorious defenses, in substantial part due to the lack of asbestos in its products, the integrity of its products, the encapsulated nature of any asbestos-containing components, and the lack of any impairing medical condition on the part of many claimants. Management defends those cases vigorously.

The uncertainties of asbestos claim litigation make it difficult to predict accurately the ultimate outcome of asbestos claims. That uncertainty is increased by the possibility of adverse rulings or new legislation affecting asbestos claim litigation or the settlement process. Subject to these uncertainties and based on the Company’s experience defending asbestos claims, management does not believe these lawsuits will have a material adverse effect on the Company’s financial condition.

17. Business Segment Information

The Power Systems Group of Rockwell Automation is a provider of power conversion and transmission products and services. The Company is organized based upon products and services and has two operating segments: Dodge mechanical (Mechanical) and Reliance electrical (Electrical).

Mechanical

Mechanical’s products include mounted bearings, gear reducers, mechanical drives, conveyor pulleys, couplings, bushings, clutches and motor brakes which are utilized to optimize the transmission of power by matching speed and torque requirements to the driven application. These products are marketed under the Dodge® brand name and are generally sold through an established distributor network.

Electrical

Electrical’s products include industrial and engineered motors, adjustable speed drives, product repair, motor and mechanical maintenance solutions, training and consulting services to OEM’s, end-users and distributors. These products are marketed under the Reliance Electric™ brand name and are generally sold through a direct sales force.

Sales to two customers of primarily the Mechanical segment comprised 12.5 and 8.3 percent of sales in 2006, 14.1 and 10.1 percent in 2005 and 13.4 and 10.2 percent in 2004, respectively. Amounts due from these customers were $14,668 at September 30, 2006 and $13,690 at September 30, 2005.

The following tables reflect the sales and earnings before interest and taxes (EBIT) of the Company’s reportable segments for the years ended September 30 (in thousands):

	2006	2005	2004
Sales:
Mechanical	$487,904	$437,826	$372,825
Electrical	543,988	463,229	396,922

Total	$1,031,892	$901,055	$769,747

Segment EBIT:
Mechanical	$109,118	$82,077	$53,536
Electrical	53,163	29,595	13,470
Headquarters and Other	(16,158)	(17,424)	(28,890)

Total	$146,123	$94,248	$38,116
Interest expense	(1,800)	(17)	(56)
Income tax expense	(53,099)	(32,353)	(14,356)

Income before cumulative effect of accounting change	91,224	61,878	23,704
Cumulative effect of accounting change, net of tax	(1,122)	—	—

Net income	$90,102	$61,878	$23,704

Among other considerations, management evaluates performance and allocates resources based upon segment EBIT which excludes income taxes and interest expense. Costs related to Rockwell Automation’s corporate allocation, Reliance Electric non-operating subsidiaries and incremental acquisition related expenses resulting from purchase accounting adjustments such as intangible asset amortization and depreciation are contained within the Headquarters and Other caption above. In preparing the segment information, the Company uses accounting policies consistent with those described in Note 1.

The following tables summarize the identifiable assets at September 30, the provision for depreciation and amortization and the amount of capital expenditures for property for the years ended September 30 for each of the reportable segments (in thousands):

	2006	2005	2004
Identifiable assets:
Mechanical	$275,196	$285,208	$283,317
Electrical	259,097	252,665	245,281
Headquarters and Other	486,714	423,772	415,447

Total	$1,021,007	$961,645	$944,045

Depreciation and amortization:
Mechanical	$18,494	$15,085	$20,362
Electrical	14,622	19,071	14,485
Headquarters and Other	2,693	4,712	11,797

Total	$35,809	$38,868	$46,644

Capital expenditures for property:
Mechanical	$14,908	$13,941	$11,216
Electrical	12,922	8,617	15,972

Total	$27,830	$22,558	$27,188

Identifiable assets at Headquarters and Other Consist principally of cash, prepaid pension assets, purchase accounting goodwill and intangible assets, environmental and product liability indemnification receivables and deferred income taxes.

The following tables present sales and property by geographic region (in thousands):

	Sales			Property
	2006	2005	2004	2006	2005	2004
United States	$881,355	$782,414	$673,160	$194,993	$230,264	$250,786
Canada	45,168	39,783	31,672	3,402	3,470	1,845
Europe, Middle East and Africa	22,008	14,744	17,835	51	72	87
Asia-Pacific	50,141	37,836	30,672	1,402	1,168	902
Latin America	33,220	26,278	16,408	3,302	3,359	3,704

Total	$1,031,892	$901,055	$769,747	$203,150	$238,333	$257,324

Sales are attributed to the geographic regions based on the country of destination.

18. Subsequent Event

In June 2006, Rockwell Automation announced its intention to divest its Dodge mechanical and Reliance Electric motors and motor repair services businesses. These are the principal businesses of the Company. In November 2006, Rockwell Automation signed a definitive agreement to sell these businesses to Baldor Electric Company for $1.8 billion. Rockwell Automation will retain the Reliance Electric™ and Reliance® branded drives and related parts and services business. The transaction, subject to customary closing conditions and regulatory approval, is expected to close in the Company’s fiscal 2007 second quarter.